Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dart Holding Company Ltd

We consent to the use of our report dated February 27, 2019, with respect to the consolidated balance sheet of Dart Holding Company Ltd.as of December 31, 2018, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the year then ended and the related notes not incorporated herein, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

April 22, 2020

Montréal, Canada